                       D&A Funding Corporation
                                                       August 15, 1996




Richard Moskowitz
Lillian Abramson
Ira Abramson
Robert Schwartz
Kenneth Silberstein
Michele Silberstein Meltzer
Irwin Moskowitz
Morissa Moskowitz Anapulsky
c/o Kenwin Shops, Inc.
4747 Granite Drive
Tucker, Georgia 30084

Dear Ladies and Gentlemen:

     We have heretofore offered to purchase from each of you the respective number of shares of common stock ("Common Stock") of Kenwin Shops, Inc. (the "Company") registered in your respective names and as set forth on Schedule A annexed hereto, aggregating 83,978 shares of Common Stock (the "Shares"), on our own behalf or on behalf of nominees to be designated. This will confirm our understanding and agreement with respect to the purchase of the Shares upon the following terms and conditions:

     1. Purchase of shares. Subject to the terms and conditions hereof, we agree to purchase from you (collectively, "You" or the "Sellers'). The number of Shares set forth opposite each Seller's name on Schedule A annexed hereto and, in reliance upon the representations and warranties herein set forth, we agree to pay to you the purchase price hereinafter set forth.

     2. Purchase Price. The purchase price (the "Purchase Price") for all of the Shares will equal an initial payment of $.50 cents per Share, plus successive payments, each equal to 10% of the per share net income before taxes of the Company, as reflected in its audited financial statement prepared in accordance with generally accepted accounting practices and procedures consistently applied, for each of the fiscal years thereafter, but not more than $4 in the aggregate (not including the initial sum of $. 50). The successive payments of the Purchase Price will be due and payable not later than the earlier of (a) the date upon which the Company's Annual Report on Form 10-K is filed with the Securities and Exchange Commission, or (b) 20 days after the Company's auditors have delivered final copies of the Company's financial statements

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August 15, 1996
Page 2

accompanied by their unqualified certificate with respect to such financial statements. The aggregate Purchase Price, however, shall not exceed $4.50 per Share, including the initial payment of $.50 per Share.

     3. Closing. The closing of the within transaction shall be held at the offices of Messrs. Jaffin, Conrad, Finkelstein & Frank, 230 Park Avenue, New York, New York 10169 (telephone 212-661-4480), simultaneously, with the execution hereof (hereinafter called the "Closing Date") or at such later time and date as we and the Sellers shall mutually determine.

     4. Conditions to our Obligation. The obligation to purchase and pay for the shares as herein provided is subject to the accuracy of all representations and warranties hereinafter contained and the fulfillment of the following conditions at or subsequent to the Closing Date.

     (a) All members of the existing Board of Directors of the Company shall have resigned and all actions shall have been taken to elect a new Board of Directors of which we shall designate not less than two thirds of the nominees for election to the Board of Directors in replacement of the pre-existing Board of Directors

     (b) The Company shall commit to maintain and to bear the costs thereof of not less than a one-year medical insurance policy for the benefit of Robert Schwartz and his wife and children and, in addition, at the expense of Robert Schwartz the Company shall nevertheless keep his life insurance in force.

     (c) We shall have received the opinion of the Company's counsel, Messrs. Jaffin, Conrad, Finkelstein & Frank, dated the Closing Date, addressed to us in form and substance satisfactory to us and to our counsel, to the effect that the Company has been duly organized and is a validly existing corporation in good standing under the laws of the State of New York with adequate power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each state in which the nature of its business requires such qualifications; (i) this agreement, a certain consignment agreement entered into of even date and consulting and employment agreements entered into of even date with, respectively, Messrs. Ira Abramson and Richard Moskowitz, have been duly authorized, validly executed and delivered by the Company and constitute the valid and legal obligations of the Company; (ii) the execution of this Agreement and the performance of the transactions required or anticipated as consistent with the terms of this Agreement constitute transactions exempt from the registration requirements of the Securities Act of 1933; and (iii) as to such other matters as we or our counsel shall reasonably require.

     (d) The representation and warranties herein contained shall be true and correct on and as of the Closing Date.

     (e) We shall have completed our due diligence examination and have concluded that the matters represented to us are substantially as so represented.

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August 15, 1996
Page 3

     5. Representations and Warranties. Each of the Sellers and the Company represent and warrant that:

     (a) The company has been duly organized and is a validly existing corporation in good standing under the laws of the State of New York with full power and authority to conduct its business as the same is now being conducted and is duly qualified to do business in all states in which the nature of its business requires such qualification. There are no actions, suits or proceedings pending against, nor to the best knowledge of the Company, threatened against the Company, its property or assets in any court or before any governmental or administrative agency, which may have any material or adverse effect upon the business as the same is now being conducted or upon any of the properties, financial condition or legal status of the Company, and the Company is not in default under any order or judgment of any court or governmental agency or administrative agency, except as described on Schedule B annexed hereto.

     (b) The Company is not a party to any agreement or instrument nor is it subject to any charter, by-laws or other corporate restrictions or agreements or arrangements which materially or adversely affect its business or operations, or its property, assets or condition.

     (c) The Company is not in default in the performance, observance or fulfillment of any obligations or of any indebtedness or contract or any other commitment, or agreement or arrangement to which it is a party, except with respect to the Sterling National Bank & Trust Co.

     (d) This Agreement has been duly authorized, validly executed and delivered by and on behalf of the Company and the Sellers and, upon such execution and delivery, will constitute a valid and binding agreement of the Cormpany enforceable in accordance with its terms. The Company has full power and authority to enter into this Agreement and to perform and execute all actions required to be taken in accordance with the terms of this Agreement and, upon the execution of this Agreement a majority of the shareholders of the Company shall have approved the transactions provided for herein.

     (e) The execution and consummations of the transactions contemplated by this Agreement will not result in the breach of any terms, conditions or provisions of, nor will they constitute a default under, nor result in the creation of any lien, charge or incumbrance upon any property or assets of the Company pursuant to any indenture, agreement, corporate charter, contract or other instruments to which the Company is a party or by which the Company or any of its assets or properties may be bound. The certified financial statements of the Company as of December 31, 1995 and the related statement of income and expenses for the period ended December 31, 1995, as well as the interim financial statements of the Company as and for the period ended June 30, 1996 as prepared by Gross Collins & Cress, P.C., attached hereto are correct and complete and fairly represent the financial condition and operations of the Company as of their respective dates and for the periods covered therein.

     (f) Each of the Sellers has good and marketable title to all of the Shares owned by him/her, free and clear of all liens, pledges and encumbrances and each of the Sellers

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August 15, 1996
Page 4

has the complete right to sell and transfer the same without causing a breach of any agreement to which he/she is a party.

     (g) The financial statements referred to above have been prepared in accordance with generally accepted accounting practices consistently applied and maintained throughout the periods involved. Since the respective dates of such financial statements there have been no change in the assets, liabilities, or conditions, financial or otherwise, of the Company except changes arising from transactions incurred in the ordinary course of business and none of such changes have been material or adverse, except as set forth on Schedule B. The Company has no liabilities, contingent or otherwise, not reflected in such financial statements as of the respective dates, except as set forth on Exhibit B. Since the dates of such financial statements neither the business nor the property of the Company have suffered material loss or damage and the financial statements fairly present the financial condition of the Company as of their respective dates, except as set forth on Schedule B.

     6. Purchase for Investment. We hereby represent and warrant that the shares to be purchased hereunder are and will be purchased for investment and not with a view to the resale or distribution thereof.

     7. Post-Closing. You will ensure the proper preparation and timely filing with the Securities and Exchange Commission, the American Stock and all other appropriate agencies of all necessary reports, motions, notices, forms, schedules and releases necessary to comply with all applicable laws and regulations caused or necessitated by or arising out of the transactions described herein or as contemplated hereby.

     8. General Provisions.

     (a) All agreements, representations and warranties made herein shall survive the execution of this Agreement and the sale and delivery of the certificates representing the shares.

     (b) This Agreement, the attached schedules and the other agreements referred to herein, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith. No covenant or condition not expressed in this Agreement or in the other agreements referred to herein shall affect or be effective to interpret change or restrict this Agreement. No modification, waiver, termination or cancellation of this Agreement shall be binding unless the same shall be a writing sign by the party against whom enforcement of such modification, waiver, termination or cancellation is sought.

     (c) This Agreement may be executed in any number of counterparts, each of which shall be an original and such counterparts shall together constitute one and the same instrument.

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August 15, 1996
Page 5

     (d) This Agreement shall be construed, enforced and governed by the laws of the State of New York. In the event of any dispute with respect to this Agreement or the transaction provided for herein, it is agreed that the courts of the State of New York and the Federal court, city and the Southern District of New York shall have full personal jurisdiction over the parties and the subject matter hereof and any such dispute shall be subject to proceedings initiated in such courts.

     IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the date set forth above.

                       D&A Funding Corporation

                       By: /s/ Donald Weiner
                           ---------------------------


                       /s/ Ira Abramson
                       -------------------------------
                       Ira Abramson


                       /s/ Lillian Abramson
                       -------------------------------
                       Lillian Abramson


                       /s/ Robert Schwartz
                       -------------------------------
                       Robert Schwartz



                       /s/ Kenneth Silberstein
                       -------------------------------
                       Kenneth Silberstein


                       /s/ Michele Silberstein Meltzer
                       -------------------------------
                       Michele Silberstein Meltzer


                       /s/ Irwin Moskowitz
                       -------------------------------
                       Irwin Moskowitz


                       /s/ Morissa Moskowitz Anapulskv
                       -------------------------------
                       Morissa Moskowitz Anapulskv


                       /s/ Richard Moskowitz
                       -------------------------------
                       Richard Moskowitz

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August 15,1996
Page 6
                              Schedule A
Lillian Abramson                                            21,950
Kenneth Silberstein                                         18,595
Richard Moskowitz                                           12,489
Robert Schwartz                                             10,043
Morrissa Moskowitz Anapulsky                                 7,200
Irwin Moskowitz                                              6,315
Ira Abramson                                                 4,972
Michelle Silberstein Meltzer                                 2,414
                                                            ------
                                      Total:                83,978
                                                            ------
                                                            ------

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August 15, 1996
Page 7
                              Schedule B

                              Exceptions


                                 None.

                                   AMENDMENT

This is an amendment to a certain letter agreement dated August 15, 1996 among D & A Funding Corporation, Robert Schwartz and other parties. To induce Robert Schwartz to enter into said letter agreement, D & A Funding Corporation and Kenwin Shops, Inc. (the "Company") agree to take all steps to cause the Company, at the Company's expense, to continue to provide a medical insurance policy covering Robert Schwartz, his wife and his children, without exclusion for pre-existing conditions or Crohn's disease, for a period of one year after Robert Schwartz's termination of employment. At the option of Robert Schwartz, such medical insurance policy shall be in the form of continuing coverage under the Company's group medical plan. Following the end of such one-year period, Robert Schwartz shall continue to be offered by the Company all rights under applicable federal and state law to continuing coverage under the Company's group medical plan and to such conversion privileges as are afforded by applicable federal and state law. D & A Funding Corporation and the Company shall take all steps sufficient to cause the Company to transfer ownership and possession to Robert Schwartz, or his designee, of the life insurance policy currently maintained on Robert Schwartz's life.

                                      /s/ Robert Schwartz
                                      ------------------------------
                                      Robert Schwartz


                                      KENWIN SHOPS, INC.

                                      By: /s/ Richard Moskowitz
                                          ------------------------------
                                          Name:  Richard Moskowitz
                                          Title: Pres.

                                      D & A FUNDING CORPORATION

                                      By: /s/ Donald Weiner
                                          ------------------------------
                                          Name:  Donald Weiner
                                          Title: